Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Aytu BioPharma, Inc. Registration Statements on Form S-8 (No. 333-255325, 333-205462, 333-236598 and 333-272897), Form S-3 (Nos. 333-259862, 333-235548, 333-236599, 333-239010 and 333-265479) and Form S-1 (File Nos. , 333-212100, 333-213489, 333-222994, 333-223385, 333-227243, 333-227706 and 333-271556) of our report dated September 27, 2022, except for Note 2, as to which the date is October 12, 2023, relating to the consolidated financial statements as of and for the year ended June 30, 2022 that appear in this Annual Report on Form 10-K.

/s/Plante & Moran, PLLC

Denver, Colorado

October 12, 2023